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                                                                    EXHIBIT M(2)

                            THE BEAR STEARNS FUNDS
                             AMENDED AND RESTATED
                               DISTRIBUTION PLAN
                              (CLASS "B" SHARES)

     WHEREAS, The Bear Stearns Funds (the "Trust") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of the Trust are divided into separate portfolios of investments, each with different investment objectives and policies (each a "Portfolio") and, in turn each Portfolio is divided into separate classes (each a "Class");

     WHEREAS, the Trust desires to adopt this Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Act (the "Rule") with respect to each Class of "B" Shares of each Portfolio listed on Schedule 1 annexed hereto;

     WHEREAS, the public offering price for Class B Shares is the net asset value that the Trust calculates after an order is placed with no initial sales charge, but subject to a contingent deferred sales charge if the shares are sold within six years of purchase, all as described in the Trust's prospectuses or statement of additional information on file with the Securities and Exchange Commission which is part of the most recent registration statement effective from time to time under the Securities Act of 1933, as amended;

     WHEREAS, the Trust's Board has determined that there is a reasonable likelihood that adoption of this Plan will benefit the Portfolios and their shareholders; and

     WHEREAS, the Trust employs Bear, Stearns & Co. Inc. (the "Distributor") as Distributor of the Portfolios' shares (the "Shares") pursuant to a Distribution Agreement dated February 22, 1995.

     NOW, THEREFORE, the Trust hereby adopts, and the Distributor hereby agrees to the terms of, this Plan in accordance with Rule 12b-1 under the Act on the following terms and conditions:

1. (a) Each Portfolio shall pay the Distributor for distributing its Class "B" Shares a monthly fee at the annual rate set forth on Schedule 1.

     (b) The Distributor may pay one or more third parties a fee in respect of any Class "B" Shares owned by investors for whom the third party is the dealer or holder of record. The Distributor shall determine the amounts to be paid to such third parties and the basis on which such payments will be made. Payments to a third party are subject to compliance by the third party with the terms of any related Plan agreement between the third party and the Distributor.

     (c) To the extent that any payments made by the Distributor, Bear Stearns Funds Management Inc., Bear Stearns Asset Management Inc. or any sub-adviser, directly or through an affiliate (in each case, from its own resources), should be deemed to be
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          indirect financing of any activity primarily intended to result in the sale of Class "B" Shares within the context of the Rule, then such payments shall be deemed to be authorized by this Plan.

     (d) For the purposes of determining the fees payable under this Plan, the value of the net assets of the Class "B" Shares of each Portfolio shall be computed in the manner specified in the Trust's charter documents as then in effect for the computation of the value of net assets.

2. The terms and provisions of this Plan shall be interpreted and defined in a manner consistent with the provisions and definitions contained in (i) the Act, (ii) the Rule and (iii) Section 2830 of the National Association of Securities Dealers, Inc. Business Conduct Rules or its successor.

3. As to any Portfolio or its Class "B" Shares, this Plan shall not take effect until it, together with any related agreement, has been approved by vote of a majority of both (a) the Trust's Board and (b) those Trustees who are not "interested persons" of the Trust (as defined by the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Rule 12b-1 Trustees") cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4. As to any Portfolio or its Class "B" Shares, as the case may be, this Plan shall remain in effect for one year from the date on which the Plan was first executed and shall continue in effect thereafter so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in paragraph 3.

5. The Distributor shall provide to the Trust's Board and the Board shall review, at least quarterly, a written report of amounts paid hereunder and the purposes for which they were made.

6. As to any Portfolio or its Class "B" Shares, as the case may be, this Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees or by a vote of a majority of its outstanding voting securities.

7. This Plan may not be amended to increase materially the amount of compensation payable pursuant to paragraph 1 hereof unless such amendment is approved by a vote of at least a majority (as defined in the Act) of the outstanding voting securities of the relevant Portfolio or its Class "B" Shares. No material amendment to the Plan shall be made unless approved in the manner provided in paragraph 3 hereof.

8. While this Plan is in effect, the selection and nomination of the Trustees who are not interested persons (as defined in the Act) of the Trust shall be committed to the discretion of the Trustees who are not such interested persons.

9. The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

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10.  The name The Bear Stearns Funds is the designation of the Trustees for the time being under an Agreement and Declaration of Trust dated September 29, 1994, as amended from time to time, and all persons dealing with the Trust must look solely to the property of the Trust for enforcement of any claims against the Trust as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust.

     IN WITNESS WHEREOF, the Trust, on behalf each Portfolio and its Class "B" Shares, and the Distributor have executed this Plan as of the date set forth below.

September 8, 1997; amended and restated February 10, 1999 and April 17, 2000.


                                        THE BEAR STEARNS FUNDS

                                        By: /s/ Frank Maresca
                                            --------------------------
                                                Vice President & Treasurer


                                        BEAR, STEARNS & CO. INC.

                                        By: /s/ Doni Fordyce
                                            --------------------------
                                                Senior Managing Director

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                                  SCHEDULE 1

Name of Series                                      Class "B" Shares*
--------------                                      ----------------
S&P STARS Portfolio                                      0.75%
Large Cap Value Portfolio                                0.75%
Small Cap Value Portfolio                                0.75%
Income Portfolio                                         0.75%
The Insiders Select Fund                                 0.75%
Focus List Portfolio                                     0.75%
Balanced Portfolio                                       0.75%
High Yield Total Return Portfolio                        0.75%
International Equity Portfolio                           0.75%
Emerging Markets Debt Portfolio                          0.75%


________________________
Schedule I amended and restated as of April 17, 2000.


*    Annual Fee as a Percentage of Average Daily Net Assets.